EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of January 12, 2017 (the “Effective Date”), by and between VOXX INTERNATIONAL CORPORATION, a Delaware corporation (“Employer”), and THOMAS C. MALONE, an individual (the “Executive”).
RECITALS
WHEREAS, Employer desires to continue to employ Executive in the capacity of Senior Vice President of Employer pursuant to the terms set forth in this Agreement.
WHEREAS, Executive desires to continue to work for Employer with the duties and responsibilities pursuant to this Agreement.
Subject to the foregoing paragraph, the parties, intending to be legally bound, agree as follows:
§ 1.     Definitions.
For the purposes of this Agreement, the following terms have the meanings specified or referred to in this § 1.
“Affiliate” means a corporation or other entity controlling, controlled by or under common control with the Employer.
“Agreement” has the meaning set forth in the preamble.
“Base Compensation” has the meaning set forth in § 3(a).
“Benefits” has the meaning set forth in § 3(c).
“Board of Directors” means the Board of Directors of Voxx.
“Business” means the consumer electronics and accessories business as engaged in from time to time by the Employer and its Affiliates.
“Cause” means: (i) the Executive’s continued willful failure to perform in a material respect (other than any such failure resulting from incapacity due to Disability) the explicitly stated duties to be performed by the Executive under this Agreement for a period of 10 days following delivery of written notice to the Executive from the Chief Executive Officer of Employer specifying in reasonable detail key elements of such failure; (ii) the appropriation (or attempted appropriation) of a material business opportunity of the Employer or its Affiliates, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Employer or its Affiliate; (iii) the willful disclosure by the Executive of Confidential Information of the Employer or any of its Affiliates, other than in the ordinary course of business in connection with the performance of the Executive’s duties in accordance with this Agreement; (iv) the misappropriation (or attempted misappropriation) of any of the Employer’s or any of its Affiliates funds or property; or (v) the conviction of, or the entering of a guilty plea or plea of no contest with respect to, any offense that is a felony.
“Change in Control” shall be deemed to have occurred if:

(i)     there shall occur (i) any consolidation or merger of Employer in which Employer is not the continuing or surviving corporation or pursuant to which the shares of Employer (the “Shares”) would be converted into cash, securities or other property, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of assets accounting for more than 50% of the total assets of Employer or more than 50% of the total revenues of Employer, other than, in case of either (i) or (ii), a consolidation or merger with, or transfer to, a corporation or other entity of which, or of the parent entity of which, immediately following such consolidation, merger or transfer, more than 50% of the combined voting power of the then outstanding voting securities of such entity entitled to vote generally in the election of directors (or other governing body) is then beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”)) by one or more of the individuals and entities who were such owners of Shares immediately prior to such consolidation, merger or transfer;

(ii)     any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), other than an affiliate of Voxx, becomes the beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the then outstanding voting securities of Employer; or

“Confidential Information” means any and all information concerning the business and affairs of the Employer and its Affiliates including, but not limited to, customer lists, supplier lists, Inventions, Works, Proprietary Items, trade secrets, financial statements, business and financial projections and budgets, historical and projected sales, capital spending budgets and plans, business and marketing plans, strategic plans, product plans, the names and backgrounds of key personnel, personnel training and techniques and materials, however documented and all notes, analysis, compilations, studies, summaries and other material prepared by or for the Employer and its Affiliates containing or based, in whole or in part, on any information included in the foregoing.
“Disability” means a condition where for physical or mental reasons the Executive is unable to perform the Executive’s duties (as determined in accordance with the procedures set forth in the next sentence) and such condition in the reasonable judgment of the Employer, as substantiated by a medical doctor in the manner provided below, is expected to continue for such period of time as to require replacement of the Executive in order to carry out the business of the Employer. The determination that the physical or mental state of the Executive constitutes a Disability shall be made by a medical doctor who is not an employee of the Employer and who is reasonably selected by the Employer and reasonably acceptable to the Executive (unless the Employer and the Executive reach mutual agreement regarding the existence of a Disability) and such determination shall be binding on both parties. The Executive must submit to a reasonable number of examinations by the designated medical doctor and the Executive hereby authorizes the disclosure and release to the Employer of such determination and all supporting medical records. Any and all out of pocket expenses incurred by the Executive in connection with the determination by the designated medical doctor of a Disability shall be paid for or reimbursed by the Employer. Action on behalf of the Executive may be taken by the Executive’s guardian or duly authorized attorney-in-fact for purposes of submitting the Executive to medical examinations and approving authorization of disclosure. The Executive shall be deemed to have a Disability if the Executive for any reason is unable to perform the Executive’s duties for 120 consecutive days or for 180 days during any 12-month period.
“Effective Date” means the date first written above in this Agreement.
“Employer” means Voxx International Corporation.
“Employment Period” means the term of the Executive’s employment under this Agreement.
“Executive” has the meaning set forth in the preamble.
“Good Reason” means (a) a material reduction in the Executive’s Base Compensation opportunity below the amount specified in Section 3 of this Agreement (other than a reduction applicable to all other similarly situated participants), (b) Executive’s resignation within one hundred eighty (180) days following Executive’s written notice to the Employer of a change of Executive’s primary place of work from Hauppauge, New York; (c) a material reduction in the Executive’s level of responsibility, (d) an assignment of duties inconsistent with the Executive's position as a key executive, (e) a Change in Control, or (f) Executive’s voluntary retirement, any time after two (2) years after the Effective Date, with the intent to no longer seek full time employment (the “Voluntary Retirement”).
“Inventions” has the meaning set forth in § 6(d).
“Market Jurisdictions” means Worldwide.
“Non-Compete Period” has the meaning set forth in § 7(b)(i).
“Notice of Termination” has the meaning set forth in § 5(b).
“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or governmental body.
“Proprietary Items” has the meaning set forth in § 6(b)(iv).
“Termination Date” has the meaning set forth in § 2(b).
“Works” has the meaning set forth in § 6(e).

§ 2.    Employment Terms and Duties.
(a)Employment. The Employer hereby employs the Executive, and the Executive hereby accepts employment by the Employer, upon the terms and conditions set forth in this Agreement.
(b)Term. The Executive's employment under this Agreement shall continue from the Effective Date through February 28, 2020, unless terminated earlier pursuant to § 5 below (the “Initial Term”). Thereafter, this Agreement shall automatically renew for additional one (1) year terms (each, a “Renewal Term”) unless, not less than one hundred eighty (180) days prior to the expiration of the Intitial or Renewal Term, as the case may be, either party notifies the other in writing of their intention not to renew this Agreement.
(c)Rights and Powers; Duties. The Executive shall initially serve as the Senior Vice President of the Employer. The Executive shall provide executive, administrative, and managerial services to the Employer and shall have such duties and powers as are prescribed by the Chief Executive Officer of Employer. The Executive shall devote full time and attention, skill and energy exclusively to the business of the Employer, shall use best efforts to promote the success of the Employer’s and its Affiliate’s business and shall cooperate fully in the advancement of the best interests of the Employer and its Affiliates. Nothing in this § 2(c), however, shall prevent the Executive from engaging in additional activities in connection with personal investments and community affairs, from serving on boards of directors of businesses, as long as such activities are not in competition with the Employer or its Affiliates and/or do not create a conflict of interest and as long as such additional activities or services are not inconsistent with or intrusive on the Executive's duties under this Agreement.
(d)Key Man Insurance. If requested by the Employer, the Executive shall cooperate with the Employer in establishing and maintaining “key man” insurance with respect to the Executive’s services, including submitting to any medical examinations reasonably necessary or advisable to establish. or maintain such insurance. The “key man” insurance to be established and maintained under this § 2(d) shall be paid for by the Employer.

§3.     Compensation.
(a)Base Compensation. The Executive shall be paid by the Employer and/or its Affiliates base salary at an annual rate of $225,000 commencing on the Effective Date (the “Base Compensation”), which will be payable according to the Employer's customary payroll practices.

(b)Bonuses. Executive will receive a bonus as set forth on Exhibit “A” attached.

(c)Benefits. The Executive shall, during the Employment Period, be permitted to participate in such Code Section 401(k), pension; profit sharing, bonus, life insurance, disability insurance, hospitalization, dental, major medical and other employee benefit plans of the Employer that may be in effect from time to time, to the extent the Executive is eligible under the terms of those plans, but not less favorable to the Executive than currently in effect (collectively, the “Benefits”).

(d)Vacation. The Executive shall, during the Employment Period, be entitled to the number of weeks of paid vacation per full calendar year as set forth in the Employer’s then current vacation policy. Vacation time may not be carried over.

(e)Life Insurance. The Executive shall, during the Employment Period, be provided a term life policy in the amount of $1,000,000 (or such reduced amount as may be required by the Company’s insurer due to age coverage constraints) paid for by the Employer with the beneficiary selected by the Executive.

(f)Automobile. Executive will receive a lease allowance in the amount of $1,000 per month. Upon termination pursuant to §§ 5(a)(ii) 5(a)(iv) or 5(a)(vi), Employer shall continue payment of the lease allowance for remainder of the term of the Executive’s lease, the remainder of which shall not exceed thirty-six (36) months. If Executive dies during the term of this Agreement, the Employer’s lease allowance obligation shall immediately terminate and the Executive’s legal representative shall be entitled to either retain the leased vehicle or transfer the lease and deliver the leased vehicle over to the Employer, which shall then undertake the remaining payment obligations under the lease.

§4.     Expenses. The Employer shall reimburse the Executive for all reasonable and necessary out-of-pocket expenses incurred by the Executive in connection with the performance of services under this Agreement, subject to any recordkeeping, reporting or similar requirements imposed pursuant to policies and procedures of the Employer in effect from time to time.

§5.     Termination.
(a)    Events of Termination. The Employment Period and the Executive’s rights under this Agreement or otherwise as an employee of the Employer shall terminate (except as otherwise provided in this § 5):
(i)automatically upon the death of the Executive;

(ii)upon the Disability of the Executive immediately upon written notice from either party to the other party;

(iii)if for Cause, immediately upon delivery of a Notice of Termination from the Chief Executive Officer of Employer to the Executive, or at such later time as such notice may specify;

(iv)if without Cause, upon prior written notice from the Chief Executive Officer of Employer to the Executive, effective at such time as such notice may specify;

(v)if by the Executive other than for Good Reason, upon the Executive’s resignation 30 days following written notice from the Executive to the Board of Directors; or

(vi)if by the Executive for Good Reason, upon and in accordance with the following conditions. In order to terminate for Good Reason, the Executive must give the Board of Directors a Notice of Termination at least 60 calendar days in advance of the Executive’s intent to terminate employment for Good Reason setting forth the specific actions by the Employer which triggered the notice and the Notice of Termination must be received by the Chief Executive Officer of Employer no more than ninety (90) calendar days after the complained-of-action(s) occurred which constitute the basis for Good Reason. Upon receipt of the Notice of Termination and for a period of fifteen (15) calendar days thereafter, the Board of Directors shall consider the complained-of-action(s) set forth therein and if such complained-of-action(s) constitute Good Reason shall cure or remedy the actions set forth therein. If the Employer adequately remedies or cures the actions giving rise to the Notice of Termination within such 15-day period, then the resignation by the Executive shall not be for Good Reason.

(b)    Notice of Termination. Any termination by the Employer for Cause or by the Executive for Good Reason shall be communicated by a Notice of Termination to the Executive or the Board of Directors, as applicable. For purposes of this Agreement, a “Notice of Termination” means a written notice which (1) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) the date of termination. The failure by the Executive or the Employer to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Executive or the Employer, respectively, hereunder or preclude the Executive or the Employer, respectively, from asserting any fact or circumstance in enforcing the Executive’s or the Employer’s rights hereunder.
(c)    Termination Pay. Subject to the terms of §§ 7 and 8 below, effective upon termination of employment of the Executive for any reason, except as required under applicable law, the Employer shall be obligated to pay to the Executive (or, in the event of the Executive’s death, the Executive’s designated beneficiary) only such compensation as is specified in this § 5(c). The Executive’s designated beneficiary will be such individual or trust, located at such address, as the Executive may designate by notice in writing to the Employer from time to time or, if the Executive fails to give notice to the Employer of such a beneficiary, the Executive’s estate. Notwithstanding the preceding sentence, the Employer shall have no duty under any circumstances to determine whether any Person holding herself, himself or itself out as the beneficiary is in fact entitled to any termination payment but may rely upon the representations of such Person.
(i)Termination by the Employer Without Cause or by the Executive for Good Reason. Subject to Subparagraph 5(c)(ii), if the Executive’s employment is terminated by the Employer without Cause or by the Executive for Good Reason (except in the case of Executive’s Voluntary Retirement as specifically provided below), the Employer shall pay to the Executive in accordance with the Employer’s then current payroll practices one (1) year of Base Compensation; plus any earned and unpaid Base Compensation for the period ending on termination; plus the incentive bonus prorated as of the date of termination. In the case of Executive’s Voluntarily Retirement which qualifies as an event of Good Reason, the Employer shall pay to the Executive one (1) year of Base Compensation, reduced by the market value of Executive’s SERP as of the date of Executive’s Voluntary Retirement. In addition, the Employer shall (A) pay for and continue disability insurance and health insurance benefits provided to the Executive and the Executive’s dependents immediately prior to the termination of the Executive’s employment for a period of one year, (B) in accordance with past practice, reimburse the Executive for expenses incurred in accordance with § 4; and (C) pay for and continue life insurance policy in accordance with §3(e) for a period of one year. The Executive’s entitlement to the compensation and benefits described in this subsection (i) is specifically subject to the execution and delivery by the Executive of a release agreement in form and substance reasonably acceptable to the Employer.

(ii)Termination upon Disability. If the Executive’s employment is terminated as a result of the Executive’s Disability, the Employer shall (A) pay the Executive an amount equal to any disability payments provided pursuant to the benefits package available to the Executive; (B) pay to the Executive in accordance with the Employer’s then current payroll practices one (1) year of Base Compensation; plus any earned and unpaid Base Compensation for the period ending on termination plus any earned and unpaid annual bonus prorated as of the date of disability; (C) in accordance with the Employer’s past practice, reimburse the Executive for expenses incurred in accordance with § 4; and (D) pay for and continue life insurance policy in accordance with §3(e) for a period of one year.

(iii)Termination on Death. If the Executive’s employment is terminated because of the Executive’s death, the Employer shall pay to the beneficiary of the Executive any earned but unpaid Base Compensation for the period ending on the date of the Executive’s death; plus any earned and unpaid annual bonus prorated as of the date of death. In addition, the Employer, in accordance with the Employer’s past practice, shall reimburse the Executive or the Executive’s heirs or estate for expenses incurred in accordance with § 4.

(iv)Termination by the Employer for Cause. If the Executive’s employment is terminated by the Employer for Cause, the Executive shall be entitled only to receive the Executive’s earned but unpaid Base Compensation through the date of termination. In addition, the Employer, in accordance with the Employer’s past practice, shall reimburse the Executive for expenses incurred in accordance with § 4.

(v)Termination by the Executive without Good Reason. If the Executive’s employment is terminated by the Executive for any reason (other than for Good Reason), the Executive shall be entitled to receive the Executive's earned but unpaid Base Compensation through the date of such termination. In addition, the Employer, in accordance with the Employer’s past practice, shall reimburse the Executive for expenses incurred in accordance with § 4.

§ 6.     Non-Disclosure and Intellectual Property Covenant
(a)    Acknowledgments by the Executive. The Executive acknowledges that (i) during the Employment Period and as a part of the Executive's employment, the Executive will be afforded access to Confidential Information; (ii) public disclosure of such Confidential Information could have an adverse effect on the Employer and its business; and (iii) the provisions of this § 6 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.
(b)    Agreements of the Executive. In consideration of the compensation and benefits to be paid or provided to the Executive by the Employer under this Agreement, the Executive covenants that:
(i)During and indefinitely following the Employment Period, except in the performance of the Executive’s duties in accordance with this Agreement in the ordinary course of business, the Executive shall hold in confidence the Confidential Information and shall not use or disclose it to any Person except with the specific prior written consent of the Chief Executive Officer of Employer.

(ii)Any trade secrets of the Employer its Affiliates will be entitled to all of the protections and benefits under the Uniform Trade Secrets Act (or similar legislation) as adopted by the State where the Executive is located and any other applicable law. If any information that the Employer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement.

(iii)None of the obligations and restrictions set forth in (i) or (ii), above, applies to any part of the Confidential Information that the Executive demonstrates (A) was or becomes generally available to the public other than as a result of a direct or indirect disclosure by the Executive; (B) is required to be disclosed pursuant to an enforceable court order; or (C) is required to be disclosed by applicable law.

(iv)The Executive shall not remove from the Employer’s premises (except to the extent such removal is for purposes of the performance of the Executive’s duties at home or while traveling, or except as otherwise specifically authorized by the Chief Executive Officer of Employer) any document, record, notebook, plan, model, component, device or computer software or code, whether embodied in a disk or in any other form (collectively, the “Proprietary Items”). The Executive recognizes that, as between the Employer and the Executive, all of the Proprietary Items, whether or not developed by the Executive, are the exclusive property of the Employer. Upon termination of this Agreement by either party, or upon the request of the Employer during the Employment Period, the Executive shall return to the Employer all of the Proprietary Items in the Executive’s possession or subject to the Executive’s control, and the Executive shall not retain any copies, abstracts, sketches or other physical embodiment of any of the Proprietary Items.

(c)    Disputes or Controversies. The Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Employer, the Executive and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy.

(d)    Inventions. The Executive agrees that all discoveries, concepts, and ideas, whether patentable or not relating to any activities of the Employer including, but not limited to, apparatus, processes, methods, compositions of matter, techniques, and formulas, as well as related improvements or know-how (“Inventions”) made or conceived by the Executive, either solely or jointly with others (i) during the Executive’s employment by the Employer or (ii) within one (1) year after termination of such employment, whether or not such Inventions are made or conceived during the hours of the Executive’s employment or with the use of the Employer's facilities, materials, or personnel, shall be and shall remain the property of the Employer, whether patentable or not, and the Executive will, without royalty or any other consideration: (a) inform the Employer promptly and fully of such Inventions by written reports, setting forth in detail the Invention, the procedures employed, and the results achieved; (b) assign to the Employer all of the Executive’s rights, title, and interests in and to any Inventions, any applications for United States and foreign Letters Patent covering the Inventions, any United States and foreign Letters Patent granted upon the applications, and any renewals thereof; (c) assist the Employer or its nominees, at the expense of the Employer, to obtain any United States and foreign Letters Patent for any Inventions as the Employer may elect; and (d) execute, acknowledge, and deliver to the Employer at its expense any written documents and instruments, and do any other acts, such as giving testimony in support of the Executive’s inventorship, as may be necessary in the opinion of the Employer to obtain and maintain United States and foreign Letters Patent upon any Inventions and to vest the entire rights, title and interests in the Employer and to confirm the complete ownership by the Employer of any Inventions, patent applications, and patents.

(e)    Works. The Executive agrees that all works of authorship fixed in a tangible medium of expression relating to any activities of the Employer including, but not limited to, flow charts and computer program source code and object code, regardless of the medium in which it is fixed, as well as notes, drawings, memoranda, correspondence, records, notebooks, instructions, and text (“Works”) created or conceived by the Executive, either solely or jointly with others (i) during the Executive’s employment by the Employer or (ii) within one (1) year after termination of such employment, whether or not such, Works are made or conceived during the hours of the Executive’s employment or with use of the Employer’s facilities, materials, or personnel, shall be and shall remain the property of the Employer, and the Executive will, without royalty or any other consideration, promptly disclose in writing to the Employer all Works. The Executive shall cooperate fully with the Employer and its officers and counsel, at the Employer’s direction and expense, in obtaining, maintaining, and enforcing worldwide copyright protection on such Works. Any such Works created by the Executive is a “work made for hire” under the copyright law, and the Employer may file applications to register copyright in such Works as author and copyright owner thereof. If, for any reason, a Work created by the Executive is excluded from the definition of a “work made for hire” under the copyright law, then the Executive shall assign, and does hereby assign, to the Employer the entire rights, title, and interests in and to such Work, including the copyright therein. The Executive shall take whatever steps and do whatever acts the Employer requests including, but not limited to, placement of the Employer proper copyright notice on Works created by the Executive to secure or aid in securing copyright protection in such Works, and shall assist the Employer or its nominees in filing applications to register claims of copyright in such Works.

§ 7.     Non-Competition and Non-Interference.
(a)Acknowledgements by the Executive. The Executive acknowledges that: (i) the information to be disclosed to the Executive and the services to be performed by the Executive under this Agreement are of a special, unique, extraordinary and intellectual character; (ii) the Employer competes with other businesses that are located in the Market Jurisdictions; (iii) the restricted period of time and the geographic limitations set forth below are reasonable in view of the nature of the business in which the Employer is engaged and the Executive’s knowledge of the Employer’s operations the Executive has gained and will gain by virtue of the Executive’s position; and (iv) the provisions of this §7 are reasonable and necessary to protect the Employer’s business.

(b)Covenants of the Executive. In consideration of the acknowledgments by the Executive, and in consideration of the payments, compensation and benefits to be paid or provided to the Executive by the Employer, the Executive covenants that the Executive will not, directly or indirectly:

(i)    during (A) the Employment Period and for one (1) year thereafter (the “Non-Compete Period”); and (B) the period Executive may be receiving payments under Section 5(c)(ii), except in the course of the Executive’s employment hereunder, directly or indirectly, in a competitive capacity, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, associated with or in any manner connected with, lend the Executive’s name or any similar name to, lend Executive’s credit to or render services or advice to, or plan or prepare to do any of the foregoing with any business whose products or activities compete in whole or in part with the Business in any Market Jurisdiction; provided, however, that the Executive may purchase or otherwise acquire up to (but not more than) two percent (2%) of any class of securities of any entity (but without otherwise participating in the activities of such entity) if such securities are listed on any national or regional securities exchange or have been registered under § 12(g) of the Securities Exchange Act of 1934, as amended.
(ii)whether for the Executive’s own account or the account of any other Person: (A) at any time during the Employment Period and for 2 years thereafter, directly or indirectly, interfere with, solicit, employ or otherwise engage, as an employee, independent contractor or otherwise, any Person who is or was an employee of the Employer or its Affiliate at any time during the last 2 years of the Employment Period or in any manner induce or attempt to induce any employee of the Employer or its Affiliate to terminate his or her employment with the Employer or its Affiliate; or (B) at any time during the Employment Period and in a competitive capacity for one (1) year thereafter, interfere with the Employer’s or its Affiliate’s relationship with any Person, including, but not limited to, any Person who at any time during the Employment Period was a customer, contractor or supplier of the Employer or its Affiliate; or

(iii)at any time during or after the Employment Period, disparage the Employer or its Affiliates or their respective shareholders, board of directors, members, managers, officers, employees or agents.

If any term, provision or covenant in this § 7(b) is held to be unreasonable, arbitrary or against public policy, a court may limit the application of such term, provision or covenant or modify such term, provision or covenant and proceed to enforce this § 7(b) as so limited or modified, which limited or modified term, provision or covenant will be effective, binding and enforceable against the Executive.
The period of time applicable to any covenant in this § 7(b) shall be extended by the duration of any actual or threatened violation by the Executive of such covenant.
The Executive shall, while the covenant under this § 7(b) is in effect, give notice to the Employer, within ten (10) days after accepting any other employment, of the identity of the Executive’s new employer. The Employer may notify such employer that the Executive is bound by this Agreement and, at the Employer’s election, furnish such employer with a copy of this Agreement or relevant portions thereof.
The Executive shall have the right and option to be released from the covenant not to compete set forth in §7(b)(i) above upon written notice to Employer accompanied by a refund of all severance payments made as of the date of such notice by Employer to Executive, whereupon Employer’s obligation to pay Executive severance under §5(c) hereunder shall immediately terminate and be of no further force and effect and Executive shall be released from §7(b)(i) above.

§ 8.    General Provisions.
(a)    Injunctive Relief and Additional Remedy. The Executive acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of this Agreement (including any provision of §§ 6 and 7) would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently, the Employer will have the right, in addition to any other rights, at law or in equity, it may have to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Employer will not be obligated to post bond or other security in seeking such relief. Without limiting the Employer’s rights under this § 8(a) or any other remedies of the Employer, if the Executive has breached or violated or threatens to breach of violate any of the provisions of §§ 6 or 7 the Employer will have the right to cease making any payments otherwise due to the Executive under this Agreement and recover payments previously made to the Executive under this Agreement. Further, if any term, provision or covenant in §§ 6 or 7 is held to be unreasonable, arbitrary, against public policy, or otherwise unenforceable, Executive acknowledges and agrees that the payments required to be made to the Executive shall be waived and that the Executive relinquishes any rights to such payment or any other forms of payment post-dating the Executive’s separation from the Employer.
(b)    Covenants of §§ 6 and 7 Are Essential and Independent Covenants. The covenants by the Executive in §§ 6 and 7 are essential elements of this Agreement, and without the Executive's agreement to comply with such covenants, the Employer would not have entered into this Agreement or employed or continued the employment of the Executive. The Employer and the Executive have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer. The Executive’s covenants in §§ 6 and 7 are independent covenants and the existence of any claim by the Executive against the Employer under this Agreement or otherwise will not excuse the Executive’s breach of any covenant in §§ 6 or 7. If the Executive’s employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Executive in §§ 6 and 7 in accordance with their terms and conditions.
(c)    Representations and Warranties by the Executive. The Executive represents and warrants to the Employer that the execution and delivery by the Executive of this Agreement do not, and the performance by the Executive of the Executive’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (i) violate any judgment, writ, injunction or order of any court, arbitrator or governmental agency applicable to the Executive; or (ii) conflict with, result in the breach of any provisions of or the termination of or constitute a default under any agreement to which the Executive is a party or by which the Executive is or may be bound. The Executive acknowledges that the Executive has had a full and complete opportunity to consult with counsel of the Executive’s choosing concerning this Agreement and that the Employer has not made any representations or warranties to the Executive concerning this Agreement other than those specifically stated in this Agreement, if any.
(d)    Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.
(e)    Binding Effect. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs and legal representatives.
(f)    Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), or (ii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other party):
If to Employer:    Voxx International Corporation
2351 J. Lawson Blvd.
Orlando, FL 32824
Attn: Patrick M. Lavelle

Copy to:    Larry N. Stopol, Esq.
Levy, Stopol & Camelo, LLP
1425 RXR Plaza
Uniondale, NY 11556

If to the Executive:    Thomas C. Malone
16 Miller Farms Dr
Miller Place, NY  11764
(g)    Entire Agreement: Amendments. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.
(h)    Governing Law and Forum. This Agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles. Any controversy, dispute or claim arising out of or in connection with this agreement or the breach hereof shall be resolved by arbitration in the City and State of New York in accordance with the rules of the American Arbitration Association. Judgment upon the award reached by the Arbitrator(s) may be enforced in any court having jurisdiction thereof.
(i)    Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “§” refer to sections in this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.
(j)    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
(k)    Counterparts. This Agreement may be executed in counterparts, which when taken together shall constitute one and the same Agreement.
(l)    Attorneys’ Fees. In the event any dispute or controversy arising from or relating to this Agreement is submitted to any court, arbitration panel or other party, the prevailing party in such dispute or controversy shall be entitled to reimbursement from the non-prevailing party for the actual fees and expenses incurred by the prevailing party in connection with such dispute or controversy (including, but not limited to, reasonable attorney’s fees, costs and disbursements).

IN WITNESS WHEREOF, the parties have executed and delivered this Employment Agreement as of the date first written above.

EMPLOYER:

VOXX INTERNATIONAL CORPORATION

By: /s/ Patrick M. Lavelle
Patrick M. Lavelle
Title: Chief Executive Officer

EXECUTIVE:

/s/ Thomas C. Malone
Thomas C. Malone, individually

EXHIBIT “A”

Bonus Criteria

1.
Executive will receive an annual bonus of 0.5% of gross profit on the sale of the following products; 360fly, Singtrix, S4W, Car Connection / AT&T, Eyelock (Voxx Distribution), Freewavz and Striiv. In no event shall this bonus be an amount less than $225,000.

2.
In the event of a sale in Voxx’s ownership stake in Eyelock LLC, Executive shall receive 1% of Voxx’s net gain from the sale less accumulated losses; in the event of a sale of Voxx’s ownership stake in 360fly, Inc., Executive shall receive 1% of Voxx’s pre tax profit.